EXHIBIT 99
Release:             On receipt, Jan. 29, 2015
Media contact:         Susan Houser, 515-248-2268, houser.susan@principal.com
Investor contact:    John Egan, 515-235-9500, egan.john@principal.com
Principal Financial Group, Inc. Announces Fourth Quarter and Full- Year 2014 Results;
Company Also Announces Common Stock Dividend Increase

Company Highlights
• Fourth quarter 2014 operating earnings[1] of $324.0 million, or $1.09 per diluted share; Record full-year 2014 operating earnings of $1,317.9 million, or $4.41 per diluted share.
• Fourth quarter 2014 net income available to common stockholders of $270.4 million, or $0.91 per diluted share; Record full-year 2014 net income of $1,111.1 million, or $3.65 per diluted share.
• Record assets under management (AUM) of $519.3 billion.
• Company declares first quarter 2015 dividend of $0.36 per share of common stock, a 6 percent increase over the fourth quarter 2014 dividend.
(Des Moines, Iowa) – Principal Financial Group, Inc. (NYSE: PFG) today announced results for fourth quarter and full-year 2014.

•
Operating earnings increased 13 percent to $324.0 million for fourth quarter 2014, compared to $286.0 million for fourth quarter 2013. Operating earnings per diluted share (EPS) increased 14 percent to $1.09 for fourth quarter 2014, compared to $0.96 for fourth quarter 2013. For the twelve months ending Dec. 31, 2014, operating earnings increased 24 percent to $1,317.9 million, compared to $1,059.9 million for the twelve months ending Dec. 31, 2013. Full-year 2014 EPS increased 24 percent to $4.41 compared to $3.55 for full-year 2013.

•
Net income available to common stockholders for fourth quarter 2014 increased 16 percent to $270.4 million, or $0.91 per diluted share, compared to $233.4 million, or $0.78 per diluted share for fourth quarter 2013. For the twelve months ending Dec. 31, 2014, net income available to common stockholders increased 26 percent to $1,111.1 million, or $3.65 per diluted share, compared to $879.7 million, or $2.95 per diluted share, for the twelve months ending Dec. 31, 2013.

•
Operating revenues for fourth quarter 2014 were $2,960.2 million, an increase of 8 percent, compared to $2,741.6 million for fourth quarter 2013. Operating revenues for the twelve months ending Dec. 31, 2014, increased 10 percent to $10,554.8 million compared to $9,607.4 million for the same period last year.

•
Quarterly dividend of $0.36 per share of common stock for first quarter 2015, a 6 percent increase over fourth quarter 2014, authorized by its Board of Directors. The dividend will be payable on March 27, 2015, to shareholders of record as of March 9, 2015.

“We delivered outstanding results in 2014. Despite the headwinds of a strengthening U.S. dollar and lower interest rates, we grew operating earnings and earnings per share by 24 percent over 2013 and delivered $18 billion of net cash flows, driving assets under management to a record $519 billion,” said Larry D. Zimpleman, chairman and chief executive officer. “With our recent announcement to acquire AXA’s Hong Kong pension business, we continue to position ourselves as a global leader in investment management and retirement. We are well positioned for continued growth in 2015 and beyond.”
Added Terry Lillis, executive vice president and chief financial officer, “Fourth quarter 2014 was a strong finish to a record-setting year. Our return on equity improved 210 basis points in 2014 to 14.2 percent as we continue to grow operating earnings and effectively manage our capital base. The increase to our common stock dividend

____________________________________
1 Use of non-GAAP financial measures is discussed in this release after segment results. Operating Earnings is after tax.

announced today is further proof that our fee-based business model enables us to deploy increased amounts of capital to further enhance long-term value for shareholders.”
Other Highlights
Fourth Quarter

•	Assets under management as of Dec. 31, 2014, were a record $519.3 billion, with net cash flows for fourth quarter of $3.6 billion.

•
Retirement and Investor Services Accumulation sales were $8.7 billion in the fourth quarter. Record account values of $255.6 billion included sales of $2.8 billion for Full Service Accumulation, $5.6 billion for Principal Funds, and $0.6 billion for Individual Annuities.

•	Principal Global Investors had record AUM of $314.0 billion, including net cash flows of $0.5 billion.

•
Principal International reported net cash flows of $4.3 billion and AUM of $114.6 billion (excluding $19.1 billion of AUM in our joint venture in China, which is not reported in AUM), a 10 percent increase over the year ago quarter despite a $14 billion negative impact from a strengthening U.S. dollar.

•	Individual Life fourth quarter sales were up 25 percent over the year ago quarter.

•	Specialty Benefits premium and fees increased 6 percent over the year ago quarter and the division continued to have favorable claims experience overall with a loss ratio of 64.7 percent.

Full-Year Results

•	More than 85 percent of Principal’s investment options were in the top half of Morningstar rankings on a one, three, and five-year basis at year end.

•	Total company full-year net cash flows were strong at $17.6 billion.

•	Total company return on equity (ROE), excluding AOCI, was 14.2 percent, a 210 basis point increase over 2013.

•	A strong capital position with an estimated risk based capital ratio at the high end of our 415-425 percent targeted range.

•	Deployed $855 million of capital, more than 75 percent of 2014 net income.

•	Paid a fourth quarter common stock dividend of $0.34 per share, bringing full-year 2014 to a record $1.28 per share, a 31 percent increase over full-year 2013.

•	Repurchased 4.3 million shares of common stock in 2014 at an average price of $48.06.

Net Income

•	Fourth quarter 2014 net income available to common stockholders of $270.4 million was up 16 percent compared to fourth quarter 2013 reflecting:

•	Total company operating earnings, which increased 13 percent compared to fourth quarter 2013;

•	Net realized capital losses of $53.2 million, which included:

◦
$8.3 million of net credit impairments, related to sales and permanent impairments of fixed maturity securities. This is a 67 percent improvement in net credit impairments over fourth quarter 2013 as we continue to see losses on commercial mortgage backed securities mitigate; and

◦
$25.2 million of losses in the Other line, including $44.2 million of after-tax losses related to the impairment of Liongate, our hedge fund of funds boutique, which was partially offset by other gains.

Segment Results
Retirement and Investor Services - Accumulation2

(in millions except percentages or otherwise noted)	Quarter			Full Year
	4Q14	4Q13	% Change	2014	2013	% Change
Operating Earnings	$168.3	$153.4	10%	$713.9	$590.3	21%

Net Revenue	$650.0	$616.9	5%	$2,558.4	$2,336.1	10%
Pretax Return on Net Revenue	31.4%	30.9%		33.8%	31.7%

____________________________________
2 RIS Accumulation: includes Full Service Accumulation, Principal Funds, Individual Annuities and Bank and Trust Services.

•	Operating Earnings increased $14.9 million primarily due to an increase in net revenue and continued expense discipline, resulting in improved pretax margins.

•	Net Revenue increased $33.1 million, primarily due to an increase in account values driven by positive net cash flows and strong equity markets.

Retirement and Investor Services - Guaranteed3

(in millions except percentages or otherwise noted)	Quarter			Full Year
	4Q14	4Q13	% Change	2014	2013	% Change
Operating Earnings	$26.9	$25.8	4%	$114.2	$104.1	10%

Net Revenue	$47.9	$46.6	3%	$199.1	$184.2	8%
Pretax Return on Net Revenue	80.2%	79.4%		82.2%	80.7%

•	Operating Earnings increased $1.1 million primarily due to higher net revenue in fourth quarter 2014.

•	Net Revenue increased $1.3 million primarily due to higher variable investment income.

Principal Global Investors

(in millions except percentages or otherwise noted)	Quarter			Full Year
	4Q14	4Q13	% Change	2014	2013	% Change
Operating Earnings	$36.4	$30.2	21%	$116.0	$102.6	13%

Operating Revenue	$208.0	$236.4	(12)%	$725.9	$719.2	1%
Pretax Margin	27.3%	22.1%		26.5%	24.3%

Total PGI Assets Under Management (billions)	$314.0	$292.1	7%
Unaffiliated Assets Under Management (billions)	$114.0	$109.4	4%

•	Operating Earnings increased $6.2 million. This was primarily due to improved margins and an increased stake in Columbus Circle Investors.

•	Operating Revenue decreased $28.4 million. Management fees increased in line with AUM growth, but the increase was more than offset by lower performance fees in fourth quarter 2014.

Principal International

(in millions except percentages or otherwise noted)	Quarter			Full Year
	4Q14	4Q13	% Change	2014	2013	% Change
Operating Earnings	$62.9	$61.6	2%	$268.0	$215.2	25%

Combined[4] Net Revenue	$393.5	$374.7	5%	$1,549.8	$1,358.2	14%
Combined Pretax Return on Net Revenue	47.9%	50.8%		51.3%	53.6%

Assets Under Management (billions)	$114.6	$104.5	10%

•
Operating Earnings increased $1.3 million. Fourth quarter earnings benefited from growth in the business and an additional month of Cuprum’s results. Earnings were reduced by the strengthening of the U.S. dollar, lower than expected returns on the required encaje investment in Chile, and additional marketing-related expenses. On a local currency basis, operating earnings were up 16 percent.

•
Combined Net Revenue increased $18.8 million primarily due to the growth in AUM from positive net cash flows and improved market performance. On a local currency basis, combined net revenue improved 16 percent.

____________________________________
3 RIS Guaranteed: includes Investment Only and Full Service Payout.
4 Combined basis: all Principal International companies (including joint ventures) at 100%.

Individual Life

(in millions except percentages or otherwise noted)	Quarter			Full Year
	4Q14	4Q13	% Change	2014	2013	% Change
Operating Earnings	$27.6	$32.6	(15)%	$117.1	$91.3	28%

Premium and Fees	$234.3	$225.5	4%	$935.7	$907.1	3%
Pretax Operating Margin	16.6%	20.9%		17.6%*	14.2%
*Pretax Operating Margin for the full-year 2014 was 11.9 percent after adjusting for the third quarter 2014 actuarial assumption review.

•	Operating Earnings decreased $5.0 million primarily due to favorable claims in fourth quarter 2013.

•	Premium and Fees increased $8.8 million, in line with our expected growth rate.

Specialty Benefits

(in millions except percentages or otherwise noted)	Quarter			Full Year
	4Q14	4Q13	% Change	2014	2013	% Change
Operating Earnings	$28.0	$27.1	3%	$114.2	$105.3	8%

Premium and Fees	$406.3	$381.8	6%	$1,591.4	$1,492.7	7%
Pretax Operating Margin	10.9%	10.9%		11.3%	10.8%

Incurred Loss Ratio	64.7%	64.4%		65.6%	65.9%

•	Operating Earnings increased $0.9 million. Growth in the business was partially offset by higher variable sales expenses in the current year quarter due to strong sales.

•	Premium and Fees increased $24.5 million reflecting strong persistency and sales as well as in-group membership growth.

•	Incurred Loss Ratio was better than our expected range.

Corporate

(in millions except percentages or otherwise noted)	Quarter			Full Year
	4Q14	4Q13	% Change	2014	2013	% Change
Operating Earnings	$(26.1)	$(44.7)	42%	$(125.5)	$(148.9)	16%

•	Operating Earnings increased $18.6 million. Results in the current quarter benefited by $6.0 million from some one-time tax adjustments in the Corporate segment.

Forward looking and cautionary statements
This press release contains forward-looking statements, including, without limitation, statements as to operating earnings, net income available to common stockholders, net cash flows, realized and unrealized gains and losses, capital and liquidity positions, sales and earnings trends, and management's beliefs, expectations, goals and opinions. The company does not undertake to update these statements, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company's annual report on Form 10-K for the year ended Dec. 31, 2013, and in the company’s quarterly report on Form 10-Q for the quarter ended Sept. 30, 2014, filed by the company with the Securities and Exchange Commission, as updated or supplemented from time to time in subsequent filings. These risks and uncertainties include, without limitation: adverse capital and credit market conditions may significantly affect the company’s ability to meet liquidity needs, access to capital and cost of capital; conditions in the global capital markets and the economy generally; continued volatility or declines in the equity, bond or real estate markets; changes in interest rates or credit spreads; the company’s investment portfolio is subject to several risks that may diminish the value of its invested assets and the investment returns credited to customers; the company’s valuation of securities may include methodologies, estimations and assumptions that are subject to differing interpretations; the determination of the amount of allowances and impairments taken on the company’s investments requires estimations and assumptions that are subject to differing interpretations; gross unrealized losses may be realized or result in future impairments; competition from companies that may have greater financial resources, broader arrays of products, higher ratings and stronger financial performance; a downgrade in the company’s financial strength or credit ratings; inability to attract and retain sales representatives and develop new distribution sources; international business risks; the company’s actual experience could differ significantly from its pricing and reserving assumptions; the company’s ability to pay stockholder dividends and meet its obligations may be constrained by the limitations on dividends or distributions Iowa insurance laws impose on Principal Life; the pattern of amortizing the company’s DAC and other actuarial balances on its universal life-type insurance contracts, participating life insurance policies and certain investment contracts may change; the company may need to fund deficiencies in its “Closed Block” assets that support participating ordinary life insurance policies that had a dividend scale in force at the time of Principal Life’s 1998 conversion into a stock life insurance company; the company’s reinsurers could default on their obligations or increase their rates; risks arising from acquisitions of businesses; changes in laws, regulations or accounting standards; a computer system failure or security breach could disrupt the company’s business and damage its reputation; results of litigation and regulatory investigations; from time to time the company may become subject to tax audits, tax litigation or similar proceedings, and as a result it may owe additional taxes, interest and penalties in amounts that may be material; fluctuations in foreign currency exchange rates; and applicable laws and the company’s certificate of incorporation and by-laws may discourage takeovers and business combinations that some stockholders might consider in their best interests.

Use of Non-GAAP Financial Measures
The company uses a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations. They are not, however, a substitute for U.S. GAAP financial measures. Therefore, the company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company adjusts U.S. GAAP measures for items not directly related to ongoing operations. However, it is possible these adjusting items have occurred in the past and could recur in future reporting periods. Management also uses non-GAAP measures for goal setting, as a basis for determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts.

Earnings Conference Call
On Friday, Jan. 30, 2015 at 10:00 a.m. (ET), Chairman and Chief Executive Officer Larry Zimpleman, President and Chief Operating Officer Dan Houston, and Executive Vice President and Chief Financial Officer Terry Lillis will lead a discussion of results, asset quality and capital adequacy during a live conference call, which can be accessed as follows:

•	Via live Internet webcast. Please go to www.principal.com/investor at least 10-15 minutes prior to the start of the call to register, and to download and install any necessary audio software.

•	Via telephone by dialing 866-427-0175 (U.S. and Canadian callers) or 706-643-7701 (International callers) approximately 10 minutes prior to the start of the call. The access code is 43546285.

•
Replay of the earnings call via telephone is available by dialing 855-859-2056 (U.S. and Canadian callers) or 404-537-3406 (International callers). The access code is 43546285. This replay will be available approximately two hours after the completion of the live earnings call through the end of day Feb. 6, 2015.

•	Replay of the earnings call via webcast as well as a transcript of the call will be available after the call at: www.principal.com/investor.

The company's financial supplement and a slide detailing normalizing items for fourth quarter 2014 are currently available at www.principal.com/investor, and may be referred to during the call. Other slides related to the call will be available at www.principal.com/investor approximately one-half hour prior to call start time.

About the Principal Financial Group
The Principal Financial Group® (The Principal®)5 is a global investment management leader offering retirement services, insurance solutions and asset management. The Principal offers businesses, individuals and institutional clients a wide range of financial products and services, including retirement, asset management and insurance through its diverse family of financial services companies. Founded in 1879 and a member of the FORTUNE 500®, the Principal Financial Group has $519.3 billion in assets under management6 and serves some 19.7 million customers worldwide from offices in Asia, Australia, Europe, Latin America and the United States. Principal Financial Group, Inc. is traded on the New York Stock Exchange under the ticker symbol PFG. For more information, visit www.principal.com.

###

____________________________________
5 “The Principal Financial Group” and “The Principal” are registered service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.
6 As of Dec 31, 2014.

Summary of Segment and Principal Financial Group, Inc. Results

Segment
	Operating Earnings (Loss)* in millions
	Three Months Ended,		Twelve Months Ended,
	12/31/14	12/31/13	12/31/14	12/31/13
Retirement and Investor Services	$195.2	$179.2	$828.1	$694.4
Principal Global Investors	36.4	30.2	116.0	102.6
Principal International	62.9	61.6	268.0	215.2
U.S. Insurance Solutions	55.6	59.7	231.3	196.6
Corporate	(26.1)	(44.7)	(125.5)	(148.9)
Operating Earnings	$324.0	$286.0	$1,317.9	$1,059.9
Net realized capital losses, as adjusted	(53.2)	(52.3)	(100.5)	(179.1)
Other after-tax adjustments	(0.4)	(0.3)	(106.3)	(1.1)
Net income available to common stockholders	$270.4	$233.4	$1,111.1	$879.7

	Per Diluted Share
	Three Months Ended,		Twelve Months Ended,
	12/31/14	12/31/13	12/31/14	12/31/13
Operating Earnings	$1.09	$0.96	$4.41	$3.55
Net realized capital losses, as adjusted	(0.18)	(0.18)	(0.34)	(0.60)
Other after-tax adjustments	0.00	0.00	(0.360)	0.00
Adjustment for redeemable noncontrolling interest	0.00	0.00	(0.060)	0.00
Net income	$0.91	$0.78	$3.65	$2.95
Weighted-average diluted common shares outstanding (in millions)	298.3	299.3	298.7	298.2

*Operating earnings versus U.S. GAAP (GAAP) net income available to common stockholders
Management uses operating earnings, which excludes the effect of net realized capital gains and losses, as adjusted, and other after-tax adjustments, for goal setting, as a basis for determining employee compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts. Segment operating earnings are determined by adjusting U.S. GAAP net income available to common stockholders for net realized capital gains and losses, as adjusted, and other after-tax adjustments the company believes are not indicative of overall operating trends. Note: it is possible these adjusting items have occurred in the past and could recur in future reporting periods. While these items may be significant components in understanding and assessing our consolidated financial performance, management believes the presentation of segment operating earnings enhances the understanding of results of operations by highlighting earnings attributable to the normal, ongoing operations of the company’s businesses.

Principal Financial Group, Inc. Results of Operations (in millions)
	Three Months Ended,		Twelve Months Ended,
	12/31/14	12/31/13	12/31/14	12/31/13
Premiums and other considerations	$1,208.1	$1,022.0	$3,724.0	$3,153.6
Fees and other revenues	912.2	881.8	3,481.3	3,222.8
Net investment income	839.9	837.8	3,349.5	3,231.0
Total operating revenues	2,960.2	2,741.6	10,554.8	9,607.4

Benefits, claims and settlement expenses	1,613.6	1,399.6	5,215.2	4,720.4
Dividends to policyholders	42.9	44.7	177.4	189.0
Commissions	203.5	196.8	776.9	743.3
Capitalization of DAC	(112.3)	(108.5)	(404.1)	(447.0)
Amortization of DAC	67.1	52.0	329.5	219.4
Depreciation and amortization	32.2	28.2	122.7	108.1
Interest expense on corporate debt	33.0	35.4	134.1	142.4
Compensation and other	683.2	704.1	2,502.0	2,525.8
Total expenses	2,563.2	2,352.3	8,853.7	8,201.4

Operating earnings before tax, noncontrolling interest and preferred stock dividends	397.0	389.3	1,701.1	1,406.0
Less:
Income tax	63.9	86.3	317.8	289.9
Operating earnings attributable to noncontrolling interest	0.8	8.7	32.4	23.2
Preferred stock dividends	8.3	8.3	33.0	33.0
Operating earnings	$324.0	$286.0	$1,317.9	$1,059.9

Net realized capital losses, as adjusted	(53.2)	(52.3)	(100.5)	(179.1)
Other after-tax adjustments	(0.4)	(0.3)	(106.3)	(1.1)
Net income available to common stockholders	$270.4	$233.4	$1,111.1	$879.7

Selected Balance Sheet Statistics

	Period Ended,
	12/31/14	12/31/13	12/31/12
Total assets (in billions)	$219.1	$208.2	$161.8
Total common equity (in millions)	$9,642.0	$9,142.2	$9,141.4
Total common equity excluding accumulated other comprehensive income (in millions)	$9,591.6	$8,959.0	$8,501.1
End of period common shares outstanding (in millions)	293.9	295.2	293.8
Book value per common share	$32.81	$30.97	$31.11
Book value per common share excluding accumulated other comprehensive income	$32.64	$30.35	$ 28.93

Principal Financial Group, Inc. Reconciliation of Non-GAAP Financial Measures to U.S. GAAP (in millions, except as indicated)
	Three Months Ended,		Twelve Months Ended,
	12/31/14	12/31/13	12/31/14	12/31/13
Diluted Earnings Per Common Share:
Operating earnings	$1.09	$0.96	$4.41	$3.55
Net realized capital losses	(0.18)	(0.18)	(0.34)	(0.60)
Other after-tax adjustments	-	-	(0.36)	-
Adjustment for redeemable noncontrolling interest	-	-	(0.06)	-
Net income	$0.91	$0.78	$3.65	$2.95

Book Value Per Common Share Excluding Accumulated Other Comprehensive Income:
Book value per common share excluding accumulated other comprehensive income	$32.64	$30.35	$32.64	$30.35
Net unrealized capital gains	3.91	2.37	3.91	2.37
Foreign currency translation	(2.34)	(1.22)	(2.34)	(1.22)
Net unrecognized postretirement benefit obligation	(1.40)	(0.53)	(1.40)	(0.53)
Book value per common share including accumulated other comprehensive income	$32.81	$30.97	$32.81	$30.97

Operating Revenues:
RIS	$1,672.3	$1,460.0	$5,523.3	$4,847.6
PGI	208.0	236.4	725.9	719.2
PI	323.2	324.1	1,275.4	1,150.0
USIS	825.8	787.8	3,262.6	3,106.4
Corporate	(69.1)	(66.7)	(232.4)	(215.8)
Total operating revenues	2,960.2	2,741.6	10,554.8	9,607.4
Net realized capital losses and related adjustments	(52.4)	(66.6)	(77.4)	(320.0)
Exited group medical insurance business	0.2	(2.4)	0.2	2.1
Total GAAP revenues	$2,908.0	$2,672.6	$10,477.6	$9,289.5

Operating Earnings:
RIS	$195.2	$179.2	$828.1	$694.4
PGI	36.4	30.2	116.0	102.6
PI	62.9	61.6	268.0	215.2
USIS	55.6	59.7	231.3	196.6
Corporate	(26.1)	(44.7)	(125.5)	(148.9)
Total operating earnings	324.0	286.0	1,317.9	1,059.9
Net realized capital losses and related adjustments	(53.2)	(52.3)	(100.5)	(179.1)
Other after-tax adjustments	(0.4)	(0.3)	(106.3)	(1.1)
Net income available to common stockholders	$270.4	$233.4	$1,111.1	$879.7

Net Realized Capital Gains (Losses):
Net realized capital losses, as adjusted	$(53.2)	$(52.3)	$(100.5)	$(179.1)
Certain derivative and hedging-related adjustments	26.4	23.2	92.8	93.9
Amortization of DAC and other actuarial balances	22.5	(2.3)	49.3	(47.1)
Certain market value adjustments of embedded derivatives	1.2	-	(4.8)	(18.4)
Capital gains distributed	3.1	14.7	21.2	25.8
Tax impacts	(26.8)	(26.7)	(43.6)	(101.4)
Noncontrolling interest capital gains	0.8	-	1.0	0.2
Recognition of front-end fee revenues	(0.3)	0.1	(0.7)	0.9
GAAP net realized capital gains (losses)	$(26.3)	$(43.3)	$14.7	$(225.2)

Other After-Tax Adjustments:
Losses associated with exited group medical insurance business	$(0.4)	$(0.3)	$(0.7)	$(1.1)
Impact of enactment of tax legislation in Chile	-	-	(58.1)	-
Impact of court ruling on some uncertain tax positions	-	-	(47.5)	-
Total other after-tax adjustments	$(0.4)	$(0.3)	$(106.3)	$(1.1)

Principal Financial Group, Inc.
Principal International Net Revenue Reconciliation
(in millions)

	Three Months Ended,		Twelve Months Ended,
	12/31/14	12/31/13	12/31/14	12/31/13

Total combined net revenue	$393.5	$374.7	$1,549.8	$1,358.2
Add:
Principal International's share of unconsolidated joint ventures' net income	24.1	20.6	95.3	87.5
Less:
Unconsolidated joint ventures' net revenue at 100%	253.1	224.6	978.2	861.1
Other adjustments	0.9	0.4	4.3	2.0
Net revenue*	$163.6	$170.3	$662.6	$582.6

* Net revenue is defined as total operating revenues less benefits, claims and settlement expenses and dividends to policyholders.